As filed with the United States Securities and Exchange Commission on January 28, 2022

Registration No. 333-248096

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW FRONTIER HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
10 Jiuxianqiao Road, Hengtong Business Park B7 Building, 1/F Chaoyang District, 100015, Beijing, China
(Address, including zip code, of principal executive offices)

  New Frontier Health Corporation 2019 Omnibus Incentive Plan

(Full title of the plan)

  Edward Truitt

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Howard Zhang, Esq.
Davis Polk & Wardwell LLP
2201, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004, China
Tel: +86 10 8567 5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-248096) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on August 17, 2020 by New Frontier Health Corporation, a company established under the laws of the Cayman Islands (the “Company”). Under the Registration Statement, a total of 13,850,087 ordinary shares, par value US$0.0001 per share, of the Company, were registered for issuance under the Company’s 2019 Omnibus Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On January 26, 2022, pursuant to the agreement and plan of merger dated August 4, 2021 (the “Merger Agreement”) among the Company, Unicorn II Holdings Limited, Unicorn II Parent Limited (“Parent”) and Unicorn II Merger Sub Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger and becoming a wholly owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on January 28, 2022.

NEW FRONTIER HEALTH CORPORATION

By:	/s/ Carl Wu
	Name:	Carl Wu
	Title:	Director

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.